Exhibit 23.2.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bio-Rad Laboratories, Inc.:

We consent to the use of our reports dated March 2, 2015, with respect to the consolidated balance sheets of Bio-Rad Laboratories, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

September 11, 2015